Exhibit 4.4

Form of

Prosperity Bancshares, Inc.

Restricted Stock Award Agreement for Non-employee Directors

This Restricted Stock Award Agreement (this “Agreement”) is made and entered into as of [DATE] (the “Grant Date”) by and between Prosperity Bancshares, Inc., a Texas corporation (the “Company”) and [DIRECTOR NAME] (the “Grantee”).

WHEREAS, the Company has adopted the Prosperity Bancshares, Inc. 2020 Stock Incentive Plan, as the same may be amended from time to time (the “Plan”) pursuant to which awards of Restricted Stock may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Stock provided for herein.

NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration, the parties hereto agree as follows:

1. Grant of Restricted Stock. Pursuant to Section 7.2 of the Plan, the Company hereby issues to the Grantee on the Grant Date a Restricted Award consisting of all right, title and interest in [NUMBER] shares of Common Stock of the Company, par value $1.00 per share (the “Restricted Stock”), on the terms and conditions and subject to the restrictions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

2. Consideration. The grant of the Restricted Stock is made in consideration of the services to be rendered by the Grantee to the Company.

3. Restricted Period; Vesting.

3.1 Except as otherwise provided herein, provided that the Grantee remains in Continuous Service through the applicable vesting date[, and further provided that any additional conditions and performance goals set forth in Schedule I have been satisfied], the Restricted Stock will vest in accordance with the following schedule:

Vesting Date	Shares of Common Stock
[VESTING DATE]	[NUMBER OR PERCENTAGE OF SHARES THAT VEST ON THE VESTING DATE]
[VESTING DATE]	[NUMBER OR PERCENTAGE OF SHARES THAT VEST ON THE VESTING DATE]

The period over which the Restricted Stock vests is referred to as the “Restricted Period”.

3.2 Except as otherwise provided herein or in the Plan, if the Grantee’s Continuous Service terminates for any reason at any time before all of his or her Restricted Stock has vested, the Grantee’s then-unvested Restricted Stock shall be automatically and immediately forfeited for no consideration upon such termination of Continuous Service and neither the Company nor any Affiliate shall have any further obligations to the Grantee under this Agreement. Notwithstanding the immediately preceding sentence, in the event of the Grantee’s death or if the Grantee’s Continuous Service is terminated by the Company or an Affiliate as a result of the Grantee’s Disability, 100% of the then-unvested Restricted Stock shall vest as of the date of such termination.

3.3 Unless otherwise determined by the Committee at the time of a Change in Control, a Change in Control shall have no effect on the Restricted Stock.

4. Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period, the Restricted Stock or the rights relating thereto may not be assigned, alienated, pledged, attached, sold, hypothecated, exchanged or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell, hypothecate, exchange or otherwise transfer or encumber the Restricted Stock or the rights relating thereto during the Restricted Period shall be wholly ineffective and, if any such attempt is made, the Restricted Stock will be automatically and immediately forfeited by the Grantee and all of the Grantee’s rights to such shares shall automatically and immediately terminate without any consideration therefor.

5. Rights as Shareholder; Dividends.

5.1 The Grantee shall be the record owner of the Restricted Stock until the shares of Common Stock are sold or otherwise disposed of, and shall be entitled to all of the rights of a shareholder of the Company including, without limitation, the right to vote such shares and receive all dividends or other distributions paid with respect to such shares. The Grantee shall be entitled to dividends paid or declared on Restricted Stock for which the record date is on or after the date such Restricted Stock has been issued in the Grantee’s name and shall be entitled to receive such dividends at the same time dividends are paid to holders of Common Stock generally.

5.2 The Company may issue stock certificates or evidence the Grantee’s interest by using a restricted book entry account with the Company’s transfer agent. Physical possession or custody of any stock certificates that are issued may be retained by the Company until such time as the Restricted Stock vests.

5.3 If the Grantee forfeits any rights he or she has under this Agreement, the Grantee shall, on the date of such forfeiture, no longer have any rights as a shareholder with respect to the then-unvested Restricted Stock and shall no longer be entitled to vote or receive dividends on such shares.

6. No Right to Continued Service on the Board. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained as a Director or in any other capacity. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Director’s Continuous Service at any time.

7. Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the shares of Common Stock shall be adjusted or terminated in any manner as contemplated by Section 11 of the Plan.

8. Tax Liability and Withholding.

8.1 As a condition to the issuance of any Restricted Stock, the Company may withhold, or require the Grantee to pay or reimburse the Company for, any taxes which the Company determines are required to be withheld under federal, state, local or other law in connection with the grant or vesting of the Restricted Stock.

8.2 Notwithstanding any action the Company takes with respect to any or all income tax, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and none of the Company, the Board or any agents of either of the foregoing (a) make any representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Stock (or dividends or distributions with respect thereto) or the subsequent sale of any shares; and (b) commit to structure the Restricted Stock (or dividends or distributions with respect thereto) to reduce or eliminate the Grantee’s liability for Tax-Related Items.

9. Section 83(b) Election. The Grantee may make an election under Code Section 83(b) (a “Section 83(b) Election”) with respect to the Restricted Stock. Any such election must be made within thirty (30) days after the Grant Date. If the Grantee elects to make a Section 83(b) Election, the Grantee shall promptly provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the Internal Revenue Service. The Grantee agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.

10. Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Grantee understands that the Company is under no obligation to register the shares of Common Stock with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

11. Legends. A legend may be placed on any certificate(s) or other document(s) delivered to the Grantee indicating restrictions on transferability of the shares of Restricted Stock pursuant to this Agreement or any other restrictions that the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the shares of Common Stock are then listed or quoted.

12. Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

13. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Texas without regard to conflict of law principles.

14. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

15. Restricted Stock Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The Grantee acknowledges receipt of a copy of the Plan and agrees that this Award of Restricted Shares shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof

16. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock may be transferred by will or the laws of descent or distribution.

17. Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

18. Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Stock in this Agreement does not create any contractual right or other right to receive any Restricted Stock or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with or other service to the Company or its Affiliates.

19. Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Grantee’s material rights under this Agreement without the Grantee’s consent.

20. No Impact on Other Benefits. The value of the Grantee’s Restricted Stock is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar benefit unless expressly provided for by the terms of the applicable plan or pursuant to applicable law.

21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

22. Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Stock subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the grant or vesting of the Restricted Stock or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such grant, vesting or disposition.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Prosperity Bancshares, Inc.

By:
Name:
Title:
[Director Name]